Exhibit 14(a)

KPMG LLP 1601 Market Street Philadelphia, PA 19103-2499

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated November 25, 2022, with respect to the consolidated financial statements of abrdn Global Infrastructure Income Fund, incorporated herein by reference, and to the references to our firm under the heading “Financial Highlights” in the Combined Proxy Statement/Prospectus and under the heading “Financial statements and supplemental financial information” in the Statement of Additional Information.

/s/ KPMG LLP

Philadelphia, Pennsylvania
October 24, 2023

KPMG LLP, a Delaware limited liability partnership and a member firm of the KPMG global organization of independent member firms affiliated with
KPMG International Limited, a private English company limited by guarantee.